KPMG Auditores Independentes Ltda.

Rua Verbo Divino, 1400, - Parte, Chácara Santo Antônio,

CEP 04719-911, São Paulo - SP

Caixa Postal 79518 - CEP 04707-970 - São Paulo - SP - Brasil

Telefone 55 (11) 3940-1500

kpmg.com.br

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-262202) on Form F-3 of our report dated April 28, 2023, with respect to the consolidated financial statements of BRF S.A., and the effectiveness of internal control over financial reporting.

/s/ KPMG Auditores Independentes Ltda.

São Paulo, Brazil

April 28, 2023

KPMG Auditores Independentes Ltda., uma sociedade simples brasileira, de responsabilidade limitada e firma-membro da organização global KPMG de firmas-membro independentes licenciadas da KPMG International Limited, uma empresa inglesa privada de responsabilidade limitada.	KPMG Auditores Independentes Ltda., a Brazilian limited liability company and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.